Exhibit 10.24

SERVICING AGREEMENT

between

CASTLEROCK SECURITY, INC.

(“Servicer”)

and

ALARM FUNDING, LLC

(“Owner”)

Dated as of November 26, 2008

i

ii

EXHIBITS AND SCHEDULES

Exhibit A	Jurisdiction of Organization; Principal Place of Business; Location(s) of Records; Identification Numbers
Exhibit B	Compliance Certificate
Exhibit C	Payment Plans
Schedule 1.1	Alarm Accounts
Schedule 1.2	Alarm Accounts Advance Payments
Schedule 1.3	Bank Information; Owner Account Information
Schedule 4.1(a)	Administration and Collection of Alarm Accounts
Schedule 4.2 (a)	Customary Account Management
Schedule 4.5	Servicing Fees
Schedule 5.1(e)	Attrition Rate

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SERVICING AGREEMENT

THIS SERVICING AGREEMENT, dated as of November 26, 2008 (this “Agreement”), is among CastleRock Security, Inc., a Delaware corporation (“CastleRock” or when acting in such capacity, the “Servicer”), and ALARM FUNDING, LLC, a Delaware limited liability company (“Owner”).

PRELIMINARY STATEMENTS

A.                                   Pursuant to a Sale, Assignment and Servicing Agreement dated June 30, 2005 (as amended, the “SAl Servicing Agreement”), Owner purchased certain security alarm accounts, and Security Associates International, Inc., a Delaware corporation (“SAl”), agreed to provide the necessary and appropriate servicing of the alarm accounts.

B.                                     On July 7, 2008, SA Systems, LLC, a Delaware limited liability company (“SAS”) acquired substantially all of SAI’s assets in a foreclosure sale conducted by Cordell Funding LLLP, a Florida limited liability limited partnership (“Cordell”), in its capacity as senior lender to SAl.

C.                                     On August 25, 2008, Owner filed a complaint and sought a temporary restraining order against SAl, Cordell and others in the Circuit Court of Cook County, Illinois, seeking to enforce Owner’s rights under the SAl Servicing Agreement (the “Litigation”).

D.                                    On September 10, 2008, Owner, SAl, SAS and Cordell entered into a settlement agreement (the “Settlement Agreement”) in connection with the Litigation.

E.                                      As part of the Settlement Agreement and pursuant to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), the Owner, SAl and Cordell have agreed that CastleRock shall acquire all of the assets of SAS relating to the retail monitoring and related services provided with respect to all of the alarm accounts for which SAS provides services.

F.                                      As part of the Settlement Agreement and in accordance with the Asset Purchase Agreement, Owner has agreed to enter into this Agreement pursuant to which Owner has agreed to engage CastleRock to provide alarm monitoring services with respect to the alarm monitoring contracts owned by Owner.

G.                                     Owner desires that Servicer service the alarm accounts owned by Owner and Servicer agrees to service such alarm accounts on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements of the parties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each party intending to be legally bound agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                      Definitions. For the purposes of this Agreement and the Guidelines, which are incorporated herein by reference, the following terms have the meanings set forth below:

“Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim in, of or on any Person’s assets· or properties in favor of any other Person other than the ordinary course rights to performance of services (in no event to exceed two times RMR without prior written notice provided to Owner by Servicer) of an Obligor or the applicable Authorized Dealer created by an Alarm Account and any related agreements.

“Affiliate” means, with respect to any Person, any other Person directly ·or indirectly controlling, controlled by or under direct or indirect common control with such Person or any Subsidiary of such Person; provided, however, that a Person shall be deemed to control another Person if the controlling Person owns 51 % or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Alarm Accounts” shall mean all customer accounts with respect to which Detection Services Agreements have been executed between customers and an Authorized Dealer and includes all information and rights relating to such customers including, without limitation, all files and related agreements and all limitations of liability and rights to receive all revenues and payments as provided in the agreements. The Alarm Accounts are set forth on Schedule 1.1 hereto.

“Alarm Assets” means all right, title and interest of Owner in, to and under the following property, whether now existing or hereafter created or acquired:

(i)                                     the Alarm Accounts;

(ii)                                  all amounts (including the Reimbursable Expenses) earned under the Alarm Accounts and all Collections received with· respect to such amounts, together with the amounts (including the Reimbursable Expenses) set forth on Schedule 1.2 as advance payments of RMR from Obligors on such Alarm Accounts (collectively, “Prepaid RMR”);

(iii)                               all Records related to the Alarm Accounts;

(iv)                              all rights against any Authorized Dealer or Obligor under any assignment related to the Alarm Accounts (including the rights to collect or enforce the payment of Reimbursable Expenses), and all amounts received with respect to the Alarm Accounts as a result of the exercise of any such rights (including the than Reimbursable Expenses);

(v)                                 all other guaranties, collateral assignments or other contracts or arrangements securing or supporting payment or Event Detection Services of the Alarm Accounts (including the Reimbursable Expenses) and all amounts received with respect to the Alarm Accounts (including the Reimbursable Expenses) under any such contract or arrangement; and

(vi)                              all proceeds of the foregoing (including the Reimbursable Expenses).

“Attrition Rate” shall mean the annualized ratio of (i) to (ii), expressed as a percentage, each without duplication:

(i)                                     (A) all RMR that cancelled or failed to renew, minus

(B) that portion of such RMR that is reinstated and have prepaid at least one month in advance at the time of such reinstatement, minus

(C) all new RMR added to replace previously cancelled RMR, plus

(D) all RMR with balances more than 90 days past due, minus the previous month’s RMR with balances more than 90 days past due, plus

(E) all RMR rate decreases, divided by

(ii)                                  all RMR with balances 90 days or less past due at the beginning of the period.

The Attrition Rate shall be calculated as an annualized average as of the last day of each calendar month for the trailing 3 months then ended (“Quarterly Attrition Rate”) and for the trailing 12 months then ended (“Annual Attrition Rate”) calculated based on an annualized monthly average; provided, however, that the initial Annual Attrition Rate shall be calculated as of the last day of each month in 2008 shall be for the number of months that have transpired since May 1,2008 through the last day of the month immediately preceding the date of determination. For example, the Annual Attrition Rate for November 2008 shall be calculated based on the monthly average for of the monthly Attrition Rates for the 7 months then ended; and the Attrition Rate for December 2008 shall be calculated based on the monthly average for the 8 months then ended, and so on.

“Authorized Dealer” shall mean an, Event Detection Service provider subject to a Servicer Authorized Dealer Agreement which is in full force and effect.

“Authorized Dealer Agreement” shall mean an Authorized Dealer Agreement between Servicer and one of its Authorized Dealers.

“Authorized Dealer Guidelines” or “Guidelines” shall mean those policies and procedures relating to the Authorized Dealer Program published by Servicer, as revised from time to time, and which are incorporated into a Authorized Dealer Agreement by reference.

“Authorized Dealer Program” shall mean the network of Event Detection Service providers which have, executed Authorized Dealer Agreements and related agreements and are subject to the Guidelines, and are recognized as “Servicer Authorized Dealers.”

“Bank” means the bank set forth on Schedule 1, and its successors and assigns, or such other bank or other financial institution as may be appointed as the Bank with the prior written consent of Owner and Servicer.

“Bank Account Procedure” has the meaning set forth in Section 4.7.

“Base Alarm Account Fee” shall mean the amount paid to an Authorized Dealer by Servicer or Owner, as its assignee, for the purchase of Qualified Alarm Accounts in accordance with the terms of such Authorized Dealer’s Authorized Dealer Agreement.

“Business Day” means any day on which banks are not authorized or required to close in Chicago, Illinois or New York, New York.

“Closing Date” means November 26, 2008.

“Collections” means all cash collections and other cash proceeds received with respect to the Alarm Accounts.

“Detection Services Agreement” shall mean the standard form customer service or subscriber agreements designated, from time to time, by Servicer for use by Authorized Dealers in connection with the provision of Event Detection Services.

“Event Detection Devices” shall mean all equipment, devices, boxes, wires and other material installed at customers’ premises, specifically excluding biometric and card access devices, by an Authorized Dealer for the purpose of allowing such customers to receive Event Detection Services.

“Event Detection Services” shall mean the provision of electronic monitoring and other services with respect to events and/or occurrences that are subject to detection by Event Detection Devices.

“Material Adverse Effect” (a) means when used with respect to Servicer, any event which has, or may reasonably be expected to have, a material adverse effect on (i) the financial condition or operations, business, assets or properties of either Servicer, separately or taken as a whole, (ii) the ability of Servicer to perform its obligations under this Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document against Servicer, (iv) the· interest of Owner in the Alarm Accounts or the other Alarm Assets, including perfection and priority, (v) the collectability of the Alarm Accounts, or (vi) the material rights and remedies of Owner under any Transaction Document and (b) when used with respect to Owner, any event which has, or may reasonably be expected to have, a material adverse effect on (i) the financial condition or operations, assets or properties of either Owner, separately or taken as a whole, such that the ability of Owner to perform its obligations under this Agreement or any other Transaction Document is materially impaired, or (ii) the legality, validity or enforceability of this Agreement or any Transaction Document against Owner.

“Non-Producing Alarm Account” shall mean any Alarm Account (i) for which the total accounts receivable balance is equal to or greater than three (3) times the RMR, (ii) for which at least one (1) RMR is ninety (90) or more days past due, (iii) that has not been billed in the last 30 days or (iv) for which current billing information is unavailable or (v) for which the first payment pursuant to such Alarm Account has not been received when due.

“Owner Account” means the account at the Bank set forth on Schedule 1.3 maintained by Owner or such other account as may be established and maintained as the Owner Account by Owner upon notice to Servicer.

“Obligor” means a customer or other Person obligated to make payments under an Event Detection Agreement.

“Operating Bank Account” means the account with the Bank established by Owner pursuant to Section 3.3 and designated on Schedule 1.3, or such other account as may be designated by Owner to Servicer and including bank lock boxes established by Owner and assigned to such account(s).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Potential Servicer Default” means an event which, with the passage of time or the giving of notice, or both, would constitute a Servicer Default.

“Records” means, with respect to any Alarm Account, all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Alarm Account or the related Obligor.

“Recovered Account” means any Non-Producing Alarm Account for which (i) past due payments have been received in full, or (ii) current month RMR was received after a write-off of past due charges.

“Recurring Monthly Revenue” or “RMR” shall mean the total recurring regular monthly amounts due from Subscribers pursuant to their respective Detection Services Agreements.

RMR shall not include any amounts derived from (such amounts, “Reimbursable Expenses”):

(i)                                     Reimbursement for, or payment of, telephone line or other utility company charges associated with the installation, monitoring, maintaining or furnishing of the Event Detection Services;

(ii)                                  Reimbursement for, or payment of, any false alarm or governmental assessments;

(iii)                               Reimbursement for, or payment of, any amounts for taxes, fees or other charges imposed by any governmental authority or utility relating to the furnishing of such Event Detection Services;

(iv)                              Provision for, or payment of, time and material or other charges incurred, or reasonably expected to be incurred by SAl in connection with the maintenance of Event Detection Devices located at Subscriber’s premises;

(v)                                 Amounts charged by an Authorized Dealer pursuant to an Installation Agreement between an Authorized Dealer and a customer;

(vi)                              Amounts paid by Subscribers or customers for services, other than certain Event Detection Services, which may be subject to discounts when computing the Base Alarm Account Fee, as set forth in the Guidelines; and

(vii)                           Any miscellaneous charges other than “monitoring fees” (as defined in Detection Services Agreements).

“Reimbursable Expenses” shall have the meaning set forth in the definition of ‘‘Recurring Monthly Revenues.”

“Remittance Date” means the date each month the primary lender of Alarm Funding authorizes payment of the Service Fees.

“Reporting Date” shall have the meaning set forth in Section 4.4(a).

“Scheduled Termination Date” means November 26, 2011 (if not otherwise renewed, amended or extended by the parties hereto).

“Servicer” means, at any time, the Person (which may be Owner) then authorized pursuant to Article VI to service, administer and collect any and all fees related to the Alarm Accounts.

“Servicer Default” has the meaning specified in Section 7.1.

“Servicing Agreement” shall mean an agreement, whereby an Authorized Dealer shall perform maintenance and repair services on a Subscriber’s Event Detection Devices for Servicer on a subcontractor basis.

“Servicing Fees” has the meaning set forth in Section 4.5.

“Subscriber” shall mean an individual or entity that has executed a Detection Services Agreement which has been purchased by Servicer or Owner as an Alarm Account or is otherwise a customer of Servicer or its Affiliates.

“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled and (iii) any other Person that is required to be consolidated with such Person under generally accepted accounting principles.

“Transaction Documents” means, collectively, this Agreement, the Detection Services Agreements with respect to the Alarm Accounts, each account agreement relating to the Alarm

Accounts and all other instruments, documents and agreements executed and delivered by the parties in connection with this Agreement.

‘‘UCC’’ means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided, however, that if, by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of a security interest is governed by the Uniform Commercial Code as in effect in any other jurisdiction, UCC shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, the effect of such perfection or non-perfection or such priority.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1                                      Representations and Warranties of the Servicer. The Servicer hereby represents and warrants to Owner, as of the Closing Date, that:

(a)                                  Existence and Power. The Servicer is duly organized, validly existing and in good standing under the laws of its state of organization, and has all organizational power and all governmental licenses” authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to obtain such governmental license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect.

(b)                                 No Conflict. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which the Servicer is a party are within its organizational powers, have been duly authorized by all necessary action, do not contravene or violate (i) its charter, by-laws or other organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Servicer or its Subsidiaries (except as created hereunder or under any other Transaction Document), and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(c)                                  Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which the Servicer is a party.

(d)                                 Binding Effect. This Agreement and each other Transaction Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

(e)                                  Accuracy of Information. All information heretofore furnished by the Servicer to Owner for purposes of or in connection with this Agreement, any of the other

Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer to Owner will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(f)                                    Location(s) of Records. The offices where the Servicer keeps all its Records are located at the address(es) listed on Exhibit A or such other locations notified to Owner in accordance with Section 3.2(a) in jurisdictions where all action required by Section 3.2(a) has been taken and completed.

(g)                                 Collection Procedures. The Servicer has instructed all Obligors under the applicable Detection Services Agreement to pay all Collections directly to, or has obtained the authority from such Obligors to charge their credit cards or bank accounts with an ACH funds transfer for such Collections for deposit directly to, the Operating Bank Account, and such instructions remain in full force and effect. The name and address of the Bank and the designation and account number of the Operating Bank Account are set forth on Schedule 1.3.

(h)                                 Actions; Suits. There are no actions, suits, proceedings or investigations pending, or, to the best of the Servicer’s knowledge after due inquiry, threatened, against or affecting the Servicer or any of its properties before any court, regulatory body, administrative agency, arbitrator or other tribunal or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(i)                                     Not a Holding Company or an Investment Company. The Servicer is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. The Servicer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(j)                                     Compliance with Law. The Servicer has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

Section 2.2                                      Representations and Warranties of Owner. Owner hereby represents and warrants to Servicer, as of the Closing Date, that:

(a)                                  Existence and Power. Owner is duly organized, validly existing and in good standing under the laws of its state of organization and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to obtain such governmental license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect.

(b)                                 No Conflict. The execution, delivery and performance by Owner of this Agreement and each other Transaction Document are within its limited liability company powers, have been duly authorized by all necessary limited liability company action, do not contravene or violate (i) its operating agreement or charter documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Owner except as created hereunder. This Agreement and each other Transaction Document have been duly executed and delivered by Owner.

(c)                                  Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Owner of this Agreement or any other Transaction Document.

(d)                                 Binding Effect. This Agreement and each other Transaction Document constitute the legal, valid and binding obligations of Owner enforceable against Owner in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

(e)                                  Accuracy of Information. All information heretofore furnished by the Owner to Servicer for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Owner to Servicer will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(f)                                    Good Title. Owner is the legal and beneficial owner of the Alarm Accounts and Alarm Assets.

(g)                                 Jurisdiction of Organization: Principal Place of Business: Owner Identification Numbers. The jurisdiction of organization of Owner is correctly set forth on Exhibit A. The principal place of business and chief executive office of Owner are located at the addresses) listed on Exhibit A.

(h)                                 Names. The exact legal name of Owner is as set forth on the signature page of this Agreement.

(i)                                     Actions; Suits. There are no actions, suits proceedings or investigations pending, or, to the best of Owner’s knowledge after due inquiry, threatened, against or affecting Owner or any of its properties before any court, regulatory body, administrative agency, arbitrator or other tribunal or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(j)                                     Compliance with Law. Owner has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it might be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

ARTICLE III
COVENANTS

Section 3.1                                      Affirmative Covenants of Servicer.

(a)                                  Financial Reporting. Servicer shall furnish to Owner:

(i)                                     Annual Reporting. As soon as available and in any event within 120 days after the close of each Fiscal Year, commencing with the Fiscal Year ended December 31,2008, audited annual financial statements of Servicer and its consolidated Subsidiaries as of the end of such Fiscal Year, prepared in accordance with generally accepted accounting principles, accompanied by an opinion thereon by its independent public accountants.

(ii)                                  Quarterly Reporting. As soon as available and in any event within 60 days after the close of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ended March 30, 2009, unaudited financial statements of Servicer and its consolidated Subsidiaries as of the end of such Fiscal Quarter, prepared in accordance with generally accepted accounting principles (except for the absence of footnotes), all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by Servicer.

(iii)                               Monthly Reporting. As soon as available and in any event within 20 days after the last day of the previous month, commencing with January 2009, unaudited financial statements of Servicer including but not limited to cash flow statements with 90 day cash flow projections, balance sheet, and income statement.

(iv)                              Projections. No later than 60 days after the close of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ended March 30, 2009, financial projections for the next four Fiscal Quarters (including a projected balance sheet, income statement and funds flow statement);

(v)                                 Compliance Certificate. Concurrently with any delivery of the financial statements under clause (a)(ii) and the financial projections under clause (a) (iv) for each Fiscal Quarter, a certificate of the chief executive officer and chief financial officer of the Servicer in such form as provided as Exhibit B (a “Compliance Certificate”) (i) certifying as to whether a Servicer Default has occurred and, if a Servicer Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 3.1(j), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in clause (a)(i) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(b)                                 Notices. Except as described in the last sentence of this Section 3.1 (b), the Servicer shall notify Owner in writing of any of the following within five days after it has knowledge of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto: (i) the occurrence of any Servicer Default or Potential Servicer Default; (ii) the entry against Servicer of any judgment or decree for amount in excess of $10,000 or the institution against Servicer of any lawsuit or other proceeding which has, or could reasonably be expected to have, a Material Adverse Effect; (iii) the name of the payee and amount owed on any outstanding account payable of Servicer that exceeds ninety (90) days; (iv)

any write-offs of past due charges on any Alarm Accounts; (v) any Alarm Accounts that have not been billed in the previous 30 days; (vi) existence of any event of default under any Servicing Agreement or any other agreement between Servicer and any Person; (vii) details of Alarm Accounts where services are provided by a third party on behalf of Servicer (except field service); or (viii) the occurrence of any other event or condition with respect to Servicer which has, or would reasonably be expected to have, a Material Adverse Effect. With respect to the items described in clauses (iii) through (v) above, Servicer shall provide Owner with notice of any occurrence described in such clauses on the first Business Day and the tenth Business Day of each month.

(c)                                  Compliance with Laws. Servicer shall comply in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Audits. Servicer shall furnish to Owner from time to time such information with respect to it and the Alarm Accounts and any other Alarm Assets it may possess as Owner may reasonably request. Servicer shall, from time to time during regular business hours as requested by Owner upon reasonable notice, permit Owner, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of Servicer, as applicable, relating to the Alarm Accounts, including, without limitation, the Alarm Accounts, and (ii) to visit the offices and properties of Servicer, as applicable, for the purpose of examining such materials described in clause (i) above and to discuss matters relating to the financial condition of Servicer, as applicable, or the Alarm Assets or the performance by Servicer, as applicable, under this Agreement or under the Alarm Accounts with any of the officers or management of Servicer having knowledge of such matters. All costs and expenses incurred in connection with the actions described in clauses (i) and (ii) above shall be payable by Owner unless a Servicer Default has occurred and is continuing (in which case such costs and expenses shall be payable by Servicer).

(e)                                  Keeping and Marking of Books and Records.

(i)                                     The Servicer shall maintain and implement administrative and operating procedures (including system’s architecture and deployment to support Disaster Recovery and, Business Continence (“DRBC”) in accordance with Servicer’s DCBC), and keep and maintain all Records and other information reasonably necessary for the collection of the Alarm Accounts (including, without limitation, records adequate to permit the immediate identification of each amount due under the Alarm Accounts and all collections of and adjustments to each such amount.

(ii)                                  Servicer shall use the features of the existing applications to identify records relating to the Alarm Accounts, indicating that the Alarm Accounts and the Alarm Assets are owned by Owner. If a Servicer Default has occurred and is continuing, Servicer shall, at the request of Owner, deliver to Owner or such other Person as may be designated by Owner each contract or agreement comprising an Alarm Account and all other Records with respect to the Alarm Accounts.

(f)                                    Compliance with Authorized Dealer Agreements. Servicer shall timely and fully perform and comply with all material obligations to provide security alarm monitoring and other administrative services under the Authorized Dealer Agreements and related contracts and agreements pursuant to which Alarm Accounts have been originated and related contracts and agreements.

(g)                                 Operation in Ordinary Course. Servicer shall operate its business in all material respects in the ordinary course of business.

(h)                                 Licenses. Servicer (which for this purpose expressly includes SAl during the term of the SAl Transition Agreement) shall secure, obtain and maintain in full force and effect throughout the term of this Agreement all required and necessary authorizations, registrations, licenses, permission, permits and/or approvals, from any local, state, federal, or governmental authorities enabling Company to service and monitor Alarm Accounts, except where the failure to do so would not have a Material Adverse Effect.

(i)                                     Insurance. Servicer shall name, and will continue to name, Owner and its designated lender as additional insureds on Servicer’s general liability and errors and omissions insurance policies with coverage in an amount not less than $2,000,000 and an umbrella policy with coverage in an amount not less than $5,000,000.

(j)                                     Financial Covenants.

(i)                                     Liquidity. Servicer shall maintain at all times cash and cash equivalents of at least $250,000.

(ii)                                  Working Capital. Servicer shall maintain at all times a ratio of cash and cash equivalents to current liabilities of at least 1.1 to 1.0.

(iii)                               Cash Flow. Servicer shall maintain an EBITDA greater than 80.0% of the most recently projected EBITDA for each Fiscal Quarter. “EBITDA” shall mean net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization.

Section 3.2                                      Negative Covenants of Servicer.

(a)                                  Change in Jurisdiction of Organization, Name, Principal Place of Business or Location of Records. Servicer shall not change its jurisdiction of organization, name, identity or corporate structure or relocate its principal place of business or chief executive office, and the Servicer shall not change any office where Records are kept, unless, in each case, it shall have (i) given Owner at least 30 days prior notice thereof and (ii) delivered to Owner all financing statements, instruments and other documents requested by Owner in connection with such change or relocation.

(b)                                 Change in Collection Procedures. Servicer, as applicable, shall not, without the prior written consent of Owner, (i) withdraw or make any changes in its instructions to Obligors regarding the payment of Collections except pursuant to Obligor requests or otherwise in the ordinary course of its business or (ii) make any other change in the procedures by which Collections are paid or received, except pursuant to Obligor requests or otherwise in the ordinary course of its business, in each case that could reasonably be expected to have a Material Adverse Effect. Servicer shall not, without the prior written consent of Owner, amend, restate, supplement or otherwise modify the Alarm Funding Account.

(c)                                  Modifications to Alarm Accounts. Servicer, as applicable, shall not extend the payment terms of, amend or otherwise modify the terms of any Alarm Accounts without the prior written consent of Owner.

(d)                                 Sales; Adverse Claims. Servicer shall not sell, assign, transfer or convey (by operation of law or otherwise), or create or suffer to exist any Adverse Claim created by it upon or with respect to (including, without limitation, through the filing of any financing statement), any Purchased Asset or the Accounts, or assign any right to receive income in respect of any Account Asset or the Alarm Accounts (other than, in each case, as provided in this Agreement).

(e)                                  Operational Standards. In any calendar week, the Servicer shall not, and shall not allow:

(i)                                     Greater than 20% of incoming customer relations, collection, billing and payment calls to be served in greater than 60 seconds, or greater than 15% of incoming customer relations calls not to be served;

(ii)                                  Greater than 20% of incoming technical service calls to be served in greater than 60 seconds, or greater than 20% of incoming technical service calls not to be resolved to the satisfaction of Owner, CastleRock and the applicable customer in over 72 hours;

(iii)                               Greater than 15% of all scheduled field service appointments not to be completed on schedule and the satisfaction of Owner CastleRock and the applicable customer.

Section 3.3                                      The Accounts. Owner agrees to establish the Operating Bank Account and the Owner Account with Bank on the Closing Date. Servicer shall have no authority to withdraw funds from the Operating Bank Account, the Owner Account or any other bank account of Owner, except as otherwise expressly directed and consented to in writing by Owner. Until the occurrence of a Servicer Default, Servicer is hereby authorized and directed to pursue all reasonable efforts to collect Reimbursable Expenses on behalf of the Owner and Owner agrees to remit all Reimbursable Expenses received in the Operating Bank Account or otherwise to or as directed by Servicer.

ARTICLE IV
ADMINISTRATION AND COLLECTION

Section 4.1                                      Designation of Servicer.

(a)                                  The servicing, administration and collection of the Alarm Accounts shall be conducted by Servicer or such other Person as may be designated by Owner in accordance with Schedule 4.1(a). Servicer hereby agrees to perform its duties and responsibilities pursuant to the terms of this Agreement until the earlier of (a) the Scheduled Termination Date and (b) the date of termination pursuant to a Servicer Default in accordance with Section 5.2. If a Servicer Default has occurred and is continuing, Owner may terminate Servicer as servicer and designate itself or any other Person as successor servicer in accordance with Section 5.2.

(b)                                 Servicer may not delegate any of its duties or responsibilities as Servicer (including those relating to collection, billing, outsourcing of software and hardware, and website hosting) to any Person who is not providing services to the Servicer as of the date hereof without the prior written consent of Owner. If Servicer shall delegate any of such duties Of responsibilities in accordance with this Section 4.1(b), (i) Servicer shall be and remain primarily liable to Owner for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) Owner shall be entitled to deal exclusively with Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. Owner need not give notice, demand or other communication to any Person other than Servicer in order for communication to the Servicer or to any sub-servicer or other delegate of the Servicer, to be accomplished. Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 4.2                                      Duties of Servicer.

(a)                                  The Servicer shall at all times apply the same standard of care to the Alarm Accounts as it would applies to Alarm Accounts which are held and owned solely by Servicer. The Servicer shall take or cause to be taken, all in accordance with applicable laws, rules and regulations, with care and diligence no less than for assets held for its own account in accordance with its usual and customary collection policies and procedures as described in Schedule 4.2(a), consistent with customary practices in the relevant industry, all such actions as may be necessary or advisable to collect amounts due under the Alarm Accounts.

(b)                                 The Servicer will instruct all Obligors under the Alarm Accounts to pay all Collections therefrom directly to, or will obtain the authority from such Obligors to charge their credit cards or bank accounts pursuant to an ACH funds transfer with Collections for deposit directly to, the Operating Bank Account.

(c)                                  The Owner or its designee shall instruct the Bank to transfer all Collections or other proceeds of the Alarm Assets received in the Accounts from the Accounts in accordance with Section 4.6. If the Servicer determines that any payments received in the Accounts do not constitute Collections or other proceeds of the Alarm Assets, the Owner or its designee shall instruct the Bank to remit such items to the owner of such payments. The Servicer shall segregate and hold in trust for Owner all Collections received directly from the Obligors under the Alarm Accounts and shall deposit such Collections, duly endorsed or with duly executed instruments of transfer, in the Operating Bank Account, as the case may be, on or before the Business Day following receipt. Owner shall promptly notify the Servicer of any change in the location of the Accounts or the Alarm Funding Account.

(d)                                 The Servicer shall not extend the maturity of any amount due or to become due under an Alarm Accounts or otherwise modify, amend or waive any provision of an Alarm Account (other than with respect to Reimbursable Expenses and rights related thereto) without the prior written consent of Owner, other than payment plans extended to customers in the ordinary course of business and consistent with the policy attached as Exhibit C hereto, consent to which may be revoked by Owner upon 30 days written notice for any or no reason.

(e)                                  The Servicer shall hold in trust for Servicer and Owner all Records that evidence or relate to the Alarm Assets or that are otherwise necessary or desirable to collect amounts due under the Alarm Accounts and shall, if a Servicer Default has occurred and is continuing, deliver to Owner or to such other Person as may be designated by Owner all such Records, in each case at a location designated by Owner.

Section 4.3                                      Responsibilities of Servicer. The exercise by Owner of its rights hereunder shall not release Servicer from any of its duties or responsibilities with respect to the Alarm Accounts. Owner shall have no obligation or liability (except to pay the Servicing Fees) with respect to the Alarm Accounts and shall not be obligated to perform the obligations of Servicer with respect to the Alarm Accounts.

Section 4.4                                      Reports / Reviews.

(a)                                  On the fifth Business Day of each month (each, a “Reporting Date”) the Servicer shall prepare and deliver to Owner, in readable, digital electronic form (compatible with Microsoft Excel), with paper copies if so requested by Owner, a report listing such information and data with respect to the Alarm Accounts and in such electronic or other format as Owner shall request from time to time. Such reports shall include, but not be limited to, updated Subscriber information via a full download of the Servicer’s account database, gross Collections received reported separately on an RMR, pass-through, and non-RMR basis, any disbursements or expenses paid during the prior month and the Attrition Rate with respect to all Alarm Accounts with the detail supporting the calculation.

(b)                                 Servicer shall maintain complete, accurate and up-to-date files and records of all communications and correspondence with Subscribers and shall prepare such reports with respect to such matters as Owner may from time to time request.

(c)                                  Servicer shall maintain and preserve and make available to Owner at Owner request all reports and Alarm Account information and data received from Authorized Dealers under Servicing Agreements.

(d)                                 Servicer shall permit an independent third party deemed acceptable by Owner to conduct an annual quality control review of the servicing of the Alarm Assets. Servicer shall reasonably cooperate with such review and reimburse Owner for reasonable costs and expenses of such review, not to exceed $10,000 in the absence of a Servicer Default. Servicer shall also provide Owner with online, real time access to its Records concerning dealer program account data and the status of the Alarm Accounts.

Section 4.5                                      Servicing Fees. Owner shall pay Servicer on a monthly basis from the Operating Bank Account as compensation for its servicing activities under this Agreement, servicing fees set forth on Schedule 4.5 (the “Servicing Fees”). The Servicing Fees shall be paid monthly from the Operating Bank Account, on the Remittance Date of each month, for all Alarm Accounts as of the last Business Day of the immediately preceding month.

Section 4.6                                      Distribution of Collections. Owner or its designee shall instruct the Bank to distribute all payments received as Collections from each Alarm Account on each Remittance Date as follows:

(i)                                     first, to Owner to reimburse Owner for reasonable costs and expenses, including, without limitations, reasonable attorneys’ fees and expenses, incurred in enforcing Owner’s efforts to enforce, collect, foreclose upon or otherwise realize upon such Alarm Accounts or the related Alarm Assets;

(ii)                                  second, to Servicer until Servicer has received the Servicing Fees from the monthly Collections from such Alarm Accounts including any monthly Servicing Fees not paid in a prior month because monthly Collections were insufficient to permit payment of such fees for such month (unless and to the extent such insufficiency is due to a material Servicer Default, including without limitation, as defined in Section 5.1(e)); and

(iii)                               third, all remaining Collections to Owner.

Section 4.7                                      Subscriber Payments. The collections received and payments required pursuant to Section 4.6 shall be processed as described in this Article IV and as may be amended or supplemented from time to time upon written agreement of the parties (the “Bank Account Procedure”).

Section 4.8                                      Intellectual Property. Without further consideration and until terminated as set forth below, Servicer hereby grants to Owner a non-exclusive and non-revocable license to use Servicer’s trade names, trade marks and service marks in the Alarm Assets, yard signs, decals, equipment logos and other items identifying Servicer at the customers’ premises). In the event that Servicer is terminated in accordance with Section 5.2(b) hereof as a result of a Servicer Default which has not been timely cured, the license granted herein shall terminate six months after the effective date of the termination of the Servicer.

ARTICLE V
SERVICER DEFAULTS

Section 5.1                                      Servicer Defaults. The occurrence of anyone or more of the following events shall constitute a Servicer Default:

(a)                                  The Servicer shall fail to instruct the Bank and Owner to make any payment, transfer or deposit on or before the date occurring three (3) Business Days after the date such instruction is required to be made by the Servicer under this Agreement or shall fail duly to observe any covenant of the Servicer set forth in Section 3.2 or Section 4.2.

(b)                                 The Servicer shall fail duly to observe or perform any other covenant or agreement of the Servicer set forth in this Agreement or in any other Transaction Document and such failure shall continue unremedied for fifteen (15) days after the earlier of the date on which the Servicer receives notice of such failure and the date on which the Servicer becomes aware of such failure, or should have become aware pursuant to usual and customary policies and procedures normally applied by Servicer in accordance with Section 4.2(a).

(c)                                  Any representation, warranty or certification made by the Servicer in this Agreement or in any other Transaction Document shall prove to have been incorrect in any material respect when made or deemed made and such representation, warranty or certification shall continue to be incorrect in any material respect for fifteen (15) days after the earlier of the date on which the Servicer receives notice of such incorrectness and the date on which the Servicer becomes aware of such incorrectness, or should have become aware pursuant to usual and customary policies and procedures normally applied by· Servicer in accordance with Section 4.2(a).

(d)                                 The Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of ninety (90) days, or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

(e)                                  The Annual Attrition Rate equals or exceeds 15.0% or the Quarterly Attrition Rate equals or exceeds 17.0%, except as disclosed on Schedule 5.1(e) hereto.

(f)                                    There occurs and is continuing a material Event of Default under that certain Credit Agreement by and between Owner and FCC, LLC (“FCC”) as agent and the lenders thereto (as the same may be amended, modified or restated, the “Senior Credit Agreement”) under Section 8.1.1, 8.1.12, 8.1.13 or 8.1.3 (but with respect to Section 8.1.3, only with respect to an Event of Default thereunder caused by a breach of Section 7.2.16 or 7.2.20) of the Senior Credit Agreement or such Event of Default under the Senior Credit Agreement which materially adversely effects the Alarm Accounts as collateral or the ability of Owner to service the Senior Funded Debt (as currently defined in the Senior Credit Agreement) in both cases, as reasonably determined by FCC as agent, beyond the date notice thereof is delivered to CastleRock by FCC or Owner, plus application of any cure period. Owner shall promptly provide CastleRock with a copy of any notice of default under the Senior Credit Agreement which it receives; provided however this Section 5.1(f) shall apply only to such Events of Default which arise under the terms of the Senior Credit Agreement as executed by the parties as of May 25, 2007, a true and correct copy of which has been provided to CastleRock by Owner.

Section 5.2                                      Remedies for Servicer Defaults.

(a)                                  If a Servicer Default has occurred and is continuing, Owner may take any of the following actions: (i) replace the Person then acting as Servicer or (ii) deliver notices of assignment to the Obligors under the Alarm Accounts or otherwise notify such Obligors of Owner’s interest in the Alarm Accounts and direct such Obligors to remit all Collections to an account designated by Owner. To the extent permitted by applicable law, Servicer hereby grants to Owner an irrevocable power of attorney to take all such actions in the name and on behalf of Servicer as may be necessary or advisable, in the reasonable determination of Owner, to collect all Alarm Assets, including, without limitation, endorsing Servicer’s name on checks and other instruments representing Collections and communicating with the Obligors under the Alarm Accounts in Servicer’s name. The aforementioned rights and remedies shall be in addition to all other rights and remedies of Owner available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative. If any authorized signatory of the Servicer or Servicer whose signature appears on the Collection Notice or any notice of assignment shall cease to have such authority before the delivery of such notice, such notice shall nevertheless be valid as if such authority had remained in force.

(b)                                 In addition, Owner may elect to terminate Servicer as Servicer and act as servicer hereunder or appoint another servicer to act as servicer hereunder. In the event the Servicer is terminated, Servicer shall (i) execute such documents and instruments as may be required to effect such termination and replacement; (ii) deliver and/or provide access to such of Servicer’s servicing and collection facilities as are necessary for the transition of servicing to any replacement servicer designated by Owner upon Owner’s request; (iii) remit to Owner all Collections then in Servicer’s possession or control; and (iv) cooperate with and assist Owner and any replacement servicer designated by CastleRock in the orderly, efficient and expeditious transfer function of servicing, administering, accounting for and collections the customer accounts. During such transition period, Servicer shall be entitled to fees pursuant to Section 4.5 provided Servicer continues to provide the level and content of service required as prescribed in Article IV.

(c)                                  Owner agrees to indemnify and hold harmless Servicer for damages to Servicer directly and solely caused by the gross negligence or willful misconduct of any replacement servicer during the transition period; and Owner shall employ reasonable efforts to obtain an indemnity from any replacement servicer for any losses caused by the negligence or misconduct of such replacement servicer during the transition period.

ARTICLE VI
INDEMNIFICATION AND ADDITIONAL REMEDIES

Section 6.1                                      Indemnities.

Without limiting any other rights which Owner may have hereunder or under applicable law, Servicer shall indemnify Owner and their officers, directors, agents and employees (each, a “Owner Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Owner Indemnified Amounts”) awarded against or incurred by any Owner Indemnified Party arising out of or as a result of (i) any breach by Servicer of any representation or warranty made or deemed made by Servicer (or any of its officers or employees) in this Agreement or any other Transaction Document, (ii) any breach by Servicer of any covenant made or deemed made by Servicer in this Agreement or any other Transaction Document,  (iii) any commingling of payments with respect to any Alarm Accounts at any time with other funds of Servicer or any Affiliate of Servicer or (iv) any action, proceeding or claim (actual or threatened) related to this Agreement or any other Transaction Document or to any Alarm Asset arising from the gross negligence or willful misconduct of Servicer, including, without limitation, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with any such action, proceeding or claim. The foregoing notwithstanding, Servicer shall have no indemnification obligation under this Section 6.1(a) for Owner Indemnified Amounts to the extent that a final judgment of a court of competent jurisdiction holds that such Owner Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Owner Indemnified Party seeking indemnification.

Section 6.2                                      Other Costs and Expenses. Servicer shall pay to Owner on demand any and all costs and expenses of Owner, if any, including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel for Owner, in connection with the enforcement of this Agreement and the other Transaction Documents or any restructuring or workout of this Agreement or the other Transaction Documents.

ARTICLE VII
MISCELLANEOUS

Section 7.1                                      Waivers and Amendments.

(a)                                  No failure or delay on the part of any party in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the Specific instance and for the specific purpose for which given.

(b)                                 No provision of this Agreement may be amended, supplemented or modified except in writing signed by Servicer, the Servicer and Owner. No provision of this Agreement may be waived except in Writing signed by the parties from whom such waiver is sought.

Section 7.2                                      Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic mail transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy or electronic mail, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3                                      Protection of Owner’s Interests.

(a)                                  Servicer shall, from time to time at its expense, promptly take all necessary action to vest legal and equitable title to the Alarm Assets irrevocably in Owner free and clear of any Adverse Claims (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) to perfect Owner’s interest in the Alarm Assets) and shall take such other action to perfect, protect or more fully evidence Owner’s interest in the Alarm Assets or to enable Owner to exercise and enforce its rights and remedies under this Agreement and the other Transaction Documents as Owner may reasonably request. Servicer shall defend the interest of Owner in, to and under the Alarm Assets against all claims of third parties claiming through or under Servicer or any of its Affiliates.

(b)                                 If Servicer fails to perform any of its obligations hereunder, Owner may (but shall not be required to) perform, or cause the performance of, such obligation, and Owner’s costs and expenses incurred in connection therewith shall be payable by Servicer. Without limiting the foregoing, if Servicer fails to perform any of its obligations hereunder with respect to the filing of financing statements, Servicer irrevocably authorizes Owner, in the sole discretion of Owner; and appoints Owner as its attorney-in-fact, to act on its behalf (i) to file financing statements necessary in Owner’s sole discretion to perfect and to maintain the perfection and priority of the interest of Owner in the Alarm Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Alarm Assets as a financing statement in such offices as Owner in its sole discretion deems necessary to perfect and to maintain the perfection and priority of the interest of Owner in the Alarm Assets. This appointment is coupled with an interest and is irrevocable.

Section 7.4                                      Confidentiality.

(a)                                  Servicer shall not disclose to any Person any confidential information with respect to Owner or the business of Owner, except that Servicer may disclose such information (i) to its officers, directors, employees and agents, including accountants, legal counsel and other advisors and employees of Servicer (it being understood that the Persons to· whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) and (ii) as required by any law, rule or regulation or by any subpoena or similar legal process.

(b)                                 Owner shall not disclose to any Person any confidential information with respect to Servicer or the business of Servicer, except that Owner may disclose such information (i) to its officers, directors, employees and agents, including accountants, legal counsel and other advisors and employees of Owner (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) and (ii) as required by any law, rule or regulation or by any subpoena or similar legal process.

Section 7.5                                      Limitation of Liability. Except with respect to any claim arising out of the fraud, willful misconduct or gross negligence of Owner, no claim may be made by Servicer against Owner or its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement.

Section 7.6                                      Injunctive Relief. Servicer acknowledges that the services provided by Servicer hereunder are essential to maintaining the value of the Alarm Accounts and other Alarm Assets being serviced. Each party recognizes that irreparable injury may result to the other party in the event of a breach of the obligations contained in this Agreement and agrees that in the event of such a breach or threat of such a breach, the non-breaching party shall be entitled, in addition to other remedies and damages available, to seek an injunction to restrain the violations thereof by the other party and all persons acting for and/or with the other party, plus recovery of attorneys’ fees and court costs.

Section 7.7                                      CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

Section 7.8                                      CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN COOK COUNTY, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY PARTY PURSUANT TO THIS AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT

ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

Section 7.9                                      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY SUCH PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.10                                Survival of Terms. All representations and warranties made by any party in this Agreement or any other Transaction Document shall survive the execution and delivery of this Agreement or such other Transaction Document regardless of any investigation made by Owner or such other party and notwithstanding that or such other party may have had notice or knowledge that any such representation or warranty was incorrect. The provisions of Article VIII shall survive any termination of this Agreement.

Section 7.11                                Counterparts; Severability; Section References. This Agreement may be Executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition ,or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise specified, references herein to “Article,” “ Section,” “ Exhibit,” “Schedule,” and “Annex” shall mean a reference to articles and sections of, and exhibits, schedules and annexes to, this Agreement.

[SIGNATURE PAGE FOLLOWS]

[Signature Page to Servicing Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date hereof.

CASTLEROCK SECURITY, INC.

By:	/ s / Mark Klipsch
Name: Mark Klipsch
Title: President

Address: 2501 South Arlington Heights Road, #150
Arlington Heights, IL 60005
Attention:

Telephone: (847) 956-8560
Facsimile: (847) 890-6688

ALARM FUNDING, LLC

By:	/ s/ Westin Lovy
Name: Westin Lovy
Title: Managing Director